As filed with the Securities and Exchange Commission on March 9, 2006
Registration No. 333-131938

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT
NO. 8 TO
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAM S.A.
(Exact Name of Registrant as Specified in its Charter)

Federative Republic of Brazil	4512	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Jurandir, 856 — Lote 4, 1° andar
04072-000 São Paulo, SP, Brazil
(+55 11 5582-8817)
(Address and Telephone Number of Registrant’s Principal Executive Offices)
National Corporate Research Ltd.
225 West 34th Street — Suite 910
New York, New York 10122
(212) 947-7200, ext. 1127
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Sara Hanks and Jonathan Zonis	Francesca Lavin
Clifford Chance US LLP	Cleary Gottlieb Steen & Hamilton LLP
31 West 52nd Street	One Liberty Plaza
New York, New York 10019	New York, New York 10006
Phone: (212) 878-8000	Phone: (212) 225-2530
Fax: (212) 878-8375	Fax: (212) 225-3999
     Approximate day of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share	Offering Price(3)	Registration Fee

Preferred shares, without par value (1)(2)	40,960,813	$22.65	$927,762,414.50	$99,270.58

(1)	Includes preferred shares, which the underwriters may purchase solely to cover over-allotments, if any, and preferred shares which are to be offered in an offering outside the United States but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act. All or part of these preferred shares may be represented by American depositary shares (“ADSs”), each of which represents one preferred share.
(2)	A separate Registration Statement on Form F-6 will be filed for the registration of the ADSs issuable upon deposit of the preferred shares hereby.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the preferred shares as reported by the BOVESPA on February 15, 2006.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 8 to the Registration Statement on Form F-1 of TAM S.A. is being filed solely for the purpose of filing exhibits.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers
      Under Brazilian Law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have not entered into any indemnification agreements of this kind.

Item 7.	Recent Sales of Unregistered Securities
      The securities of the Registrant that were issued or sold by the Registrant within the last three years and not registered with the Commission are described below:

•	On June 17, 2005, the Registrant issued 21,133,000 preferred shares, in its initial public offering of preferred shares, to qualified institutional buyers in the United States pursuant to the exemption provided by Section 4(2) of the Securities Act 1933 and to institutional and other investors outside the United States in accordance with Rule 903 under the Securities Act. The principal underwriters were Banco Pactual S.A., Banco UBS S.A. and Unibanco — União de Bancos Brasileiros S.A. The aggregate offering price was R$380,394,000, based on an offering price of R$18.00 per preferred share.

•	On July 19, 2005, the Registrant issued a further 197,120 preferred shares pursuant to an over-allotment granted to the underwriters in respect of the initial public offering of preferred shares described above. The preferred shares were issued to qualified institutional buyers in the United States pursuant to the exemption provided by Section 4(2) of the Securities Act and to institutional and other investors outside the United States in accordance with Rule 903 under the Securities Act. The aggregate offering price was R$3,548,160, based on an offering price of R$18.00 per preferred share.

•	The aggregate underwriting discount for the sales described above was R$15.6 million.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number		Description of Exhibits

1	.1(1)	Form of International Underwriting Agreement.
3	.1(1)	By-laws of the Registrant (English translation).
4	.1(1)	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the Holders from time to time of American Depositary Shares issued there under, including the form of American Depositary Receipts.
4	.2(1)	Amended and Consolidated Stockholders’ Agreement dated May 16, 2005 among certain named stockholders and the Registrant (English translation).
5.1		Form of Opinion of Machado, Meyer, Sendacz e Opice — Advogados, Brazilian legal counsel of the Registrant, as to the legality of the preferred shares.
8.1		Form of Opinion of Machado, Meyer, Sendacz e Opice, as to tax matters.
10	.1† (1)	A320 Family Purchase Agreement, dated March 19, 1998, between Airbus S.A.S. (formerly known as Airbus Industrie GIE) and TAM Linhas Aéreas S.A. (formerly known as TAM Transportes Aéreas Meridionais S/A and as successor in interest in TAM-Transportes Aéreas Regionais S.A.).

Exhibit
Number		Description of Exhibits

10	.2†(1)	A350 Family Purchase Agreement, dated December 20, 2005, between Airbus S.A.S. and TAM Linhas Aéreas S.A.
10	.3†(1)	Tay Engine Maintenance Agreement, dated September 14, 2000, between TAM Linhas Aéreas S.A. and MTU Motoren-und Turbinen-Union Muchen GmbH.
10	.4†(1)	V2500 Maintenance Agreement, dated September 14, 2000, between TAM Transportes Aéreos Regionais S.A. (incorporated by TAM Linhas Aéreas S.A.) and MTU Maintenance Hannover GmbH (MTU).
10	.5†(1)	PW4168A Maintenance Service Agreement, dated September 14, 2000, between TAM Linhas Aéreas S.A. and United Technologies International, Inc., Pratt & Whitney Division.
10	.6†(1)	Novation and Amendment Agreement, dated November 8, 2001, between Rolls-Royce, MTU Aero Engines GmbH and TAM Linhas Aéreas S.A.
10	.7†(1)	General Terms Agreement N° GE-00-0059, dated May 2001, among General Electric Company. GE Engine Services Distribution LLC and TAM Linhas Aéreas S.A.
10	.8†(1)	General Services Agreement, dated October 3, 2003, between Sabre Travel Information Limited and TAM Linhas Aéreas S.A.
12	.1(1)	Computation of ratios
21	.1(1)	List of subsidiaries
23	.1(1)	Consent of PricewaterhouseCoopers Auditores Independentes
23.2		Consent of Machado, Meyer, Sendacz e Opice — Advogados, Brazilian legal counsel of the Registrant (included in Exhibits 5.1 and 8.1).
23	.3(1)	Consent of Clifford Chance US LLP, US legal counsel of the Registrant
24	.1(1)	Powers of Attorney (included on signature page to the Registration Statement).

(1)	Previously filed.

†	Confidential treatment requested.

(b)	Financial Statement Schedules
      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.	Undertakings
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant also hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. For purposes of Item 512(f) of Regulation S-K, the undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

4. For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
      Pursuant to the requirement of the Securities Act of 1933, the registrant, TAM S.A., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brazil, on the 9th day of March 2006.

TAM S.A.

By:	/s/ Marco Antonio Bologna

Name: Marco Antonio Bologna

Title:	Chief Executive Officer

By:	/s/ Libano Miranda Barroso

Name: Libano Miranda Barroso

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on March 9, 2006 in the capacities indicated.

Name	Title

/s/ Marco Antonio Bologna	Chief Executive Officer

Marco Antonio Bologna

/s/ Libano Miranda Barroso	Chief Financial Officer

Libano Miranda Barroso

*	Chairman

Noemy Almeida Oliveira Amaro

*	Vice-Chairman

Maria Cláudia Oliveira Amaro Demenato

*	Board Member

Maurício Rolim Amaro

Name	Title

*	Board Member

Henri Philippe Reichstul

*	Board Member

Luiz Antônio Corrèa Nunes Viana Oliveira

*	Board Member

Adalberto de Moraes Schettert

*	Board Member

Roger Ian Wright

*	Board Member

Waldemar Verdi Júnior

* Eduardo Matzenbacher	Principal Accounting Officer

* Donald J. Puglisi	Authorized Representative in the United States
*By /s/ Libano Miranda Barroso

               Libano Miranda Barroso
               as attorney-in-fact